EXHIBIT 10.02

July 9, 2018

Luke J. Umstetter
[REDACTED]
Greenville, SC 29609

Dear Luke:

I am delighted to offer you the opportunity to join World Acceptance Corporation as Senior Vice President, Secretary and General Counsel, reporting to Chad Prashad, President & Chief Executive Officer. This letter contains the terms of our offer, contingent upon the outcome of your credit check, background check, and acceptance of the terms of this offer letter. This offer is not an employment contract and should not be construed as such, but is intended to provide a detailed understanding of your compensation package.

Please review the offer and confirm your acceptance by signing and returning this letter at your earliest convenience. Please retain a copy for your personal records.

START DATE
Your start date will be August 27, 2018.

ANNUAL BASE SALARY
Your base compensation will be $9,615.39, paid bi-weekly, which is the equivalent to $250,000 annually. This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.

EXECUTIVE INCENTIVE PLAN
You will be eligible to participate in our Executive Incentive Plan (“Plan”), which will afford you an opportunity up to 60% (maximum) with a target of 40% of your annual base salary based on the Company performance targets as set by the Board of Directors (“Board”). The Plan is reviewed annually by our Compensation and Stock Option Committee (“Committee”) and revised at their discretion. These bonus payments are normally paid in April. You will be eligible to receive a target bonus in April 2019.

LONG TERM INCENTIVE PLAN
You will be eligible to participate in the company stock program on an annual basis when options are granted at the discretion of the Committee. Annual equity grants usually occur in the Fall of each calendar year. Contingent on final Committee approval, you will receive restrictive awards (RSAs) with a total value of $50,000 as part of this offer of employment. These RSAs will vest over a three-year period at a rate of 1/3 each year after the original grant date.

SIGN-ON BONUS
You will eligible for a sign-on bonus in the amount of $50,000, less applicable taxes. If your employment ends voluntarily within one year of start date, you will be required to repay the Company for the full amount of the bonus.

BENEFITS
You may enroll in medical, dental, and life coverage, effective the first of the month after 30 days of employment. For example, if your hire date is April 18th, your 30-day mark is May 18th, and your coverage will be effective June 1st. Otherwise, you will have to wait for the next annual enrollment period, unless you experience a qualifying life event.
Upon hire, you will receive a Benefits Guide, which will include descriptions on the plans available and enrollment instructions. You will need to make your benefit selections and submit your paperwork within two weeks after your start date.

401(k) PLAN

You are eligible to participate in our Roth and/or 401(k) plan on the first quarter date after being employed for six (6) months. You are eligible to begin receiving a Company match in our 401(k) plan beginning on the first enrollment period after you complete one year of service. Enrollment periods occur twice per year on January 1 and July 1. World will match your contribution 50% of the first 6% that you contribute. The terms are governed by a plan document and are subject to change each year. You must be 21 years old to participate.

COMPANY VEHICLE
Based on your position with World, you are eligible to receive a company vehicle.  You will be eligible to purchase a new vehicle for your use in compliance with the policy which allows $39,050 for the Senior Vice President position. Gas, insurance and other related expenses will be covered by the Company.

CELL PHONE
You are eligible to receive a company paid cell phone in accordance with the Company’s technology policy.

PAID TIME OFF (PTO)
You will be eligible for 10 days of Paid Time Off (PTO) for the remainder of 2018. You will then earn 25 days of PTO beginning January 2019, which is based on the Company’s published Paid Time Off plan.

EMPLOYMENT AGREEMENT
Should you accept this offer of employment and following the successful completion of 90 days in the role, you will be eligible to receive an employment agreement.

ORIENTATION
Your orientation is scheduled for your first day of employment. The Immigration Reform and Control Act requires us to hire only U.S. Citizens or those who are legally authorized to work in the United States. At your orientation, you will need to present appropriate forms of identification, as well as a voided check for direct deposit. For a list of the acceptable documents and information on the I-9 verification process, you can visit the following website: http://www.uscis.gov/i-9-central/acceptable-documents.

We are very excited that you are joining the World team. Should you have any questions about any portion of this offer, please call me directly at [REDACTED]. Welcome to World!

Sincerely,
/s/ Lindsay Caulder
Lindsay Caulder, SPHR
Vice President, Human Resources

I acknowledge that this letter is not an employment contract and should not be construed as such, but is intended to provide a detailed understanding of the compensation package offered to me. Unless otherwise noted, all elements discussed in this letter, including incentive plans, benefits, perquisites, and allowances subject to review and change at any time.

AGREED AND ACCEPTED:
/s/ Luke J. Umstetter	7/19/18
Name	Date